AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment, dated as of the 12th day of August, 2005 made by and between Matthews International Funds (the "Trust") and Matthews International Capital Management, LLC (the "Advisor").
WITNESSETH THAT:
WHEREAS, the Parties originally entered into an Operating Expenses Agreement dated November 14, 2003 (the "Agreement"), wherein Advisor agreed to provide certain services to the Trust; and
WHEREAS, the Parties wish to amend the Agreement to provide for the addition of a separate series of shares;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1. The addition of the Matthews India Fund as set forth on the attached amended and restated Appendix A.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with the amended Appendix A, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ G. Paul Matthews	By:	/s/ Mark W. Headley
	G. Paul Matthews		Mark W. Headley
	President		President and Chief Executive Officer

APPENDIX A

Fund	Operating Expense Limit	Effective Date
Matthews Pacific Tiger	1.90%	September 12, 1994
Matthews Asian Growth and Income Funds	1.90%	September 12, 1994
Matthews Korea Fund	2.00%	April 3, 2002
Matthews China Fund	2.00%	February 19, 1998
Matthews Japan Fund	2.00%	December 31, 1998
Matthews Asian Technology Fund	2.00%	December 27, 1999
Matthews Asia Pacific Fund	1.90%	October 31, 2003
Matthews India Fund	2.00%	August 12, 2005

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ G. Paul Matthews	By:	/s/ Mark W. Headley
	G. Paul Matthews		Mark W. Headley
	President		President and Chief Executive Officer